Contact: Paul Adams FOR IMMEDIATE RELEASE Exelon Corporate Communications 410-470-4167 paul.adams@constellation.com EXELON APPOINTS LAURIE BRLAS TO BOARD OF DIRECTORS Former chief financial officer at Newmont Mining Corporation brings extensive leadership and financial expertise to the board CHICAGO (Sept. 24, 2018) — Exelon today announced that its board of directors elected Laurie Brlas as a director. Brlas, 60, most recently served as executive vice president and chief financial officer of Newmont Mining Corporation, a leading gold and copper producer with operations in the U.S., Australia, Ghana, Peru and Suriname. “Laurie’s 16 years of experience as a chief financial officer at global, capital-intensive companies and her proven leadership skills will bring valuable knowledge and a diverse perspective to our board,” said Mayo Shattuck, chairman of Exelon. “Her strong command of the balance sheet and extensive governance experience will be tremendous assets to our company.” Prior to Newmont Mining, Brlas served in a succession of leadership positions at iron ore producer Cleveland-Cliffs Inc., most recently as executive vice president and president, Global Operations. Among other career honors, she was named 2011 CFO of the Year by Crain’s Cleveland Business, and was named one of the Fortune 500 Top 50 Female CFOs in 2015. She currently serves on the boards of Albemarle Corporation, a global chemical manufacturer, and Perrigo Company plc, an over-the-counter pharmaceutical and nutritional product manufacturer. She previously served as a director of Calpine Corporation, which operates a fleet of 80 power plants serving customers in 25 states, Canada and Mexico, and NOVA Chemical Corporation. Both companies were later acquired. A certified public accountant and certified management accountant, Brlas earned her bachelor’s degree in business administration from Youngstown State University. # # #

About Exelon Corporation Exelon Corporation (NYSE: EXC) is a Fortune 100 energy company with the largest number of utility customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2017 revenue of $33.5 billion. Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 32,000 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Follow Exelon on Twitter @Exelon. 2